Free Writing Prospectus pursuant to Rule 433 dated July 29, 2026

Registration Statement No. 333-284538

Market Linked Securities — Autocallable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the State Street® Technology Select Sector SPDR® ETF due February 22, 2030

Summary of Terms		Hypothetical Payout Profile (Maturity Payment Amount)
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)

Security return at maturity
Lowest performing underlier return
100
80
60
40
20
0
-20
-40
-60
-80
-100
Security return
0.00%
-40.00%
-100
-75
-50
-25
0
25
50
75
100
Hypothetical return of the lowest performing underlier

If the securities are not automatically called prior to stated maturity and the ending value of the lowest performing underlier on the final calculation day is less than its downside threshold value, you will lose more than 40%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any underlier, but you will have full downside exposure to the lowest performing underlier on the final calculation day if the ending value of that underlier is less than its downside threshold value.

You should read the accompanying preliminary pricing supplement dated July 29, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated July 29, 2026
●
WFS product supplement no. 9 dated January 20, 2026
●
Underlier supplement no. 49 dated June 24, 2026
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

Market Measures (each referred to as an “underlier,” and collectively as the “underliers”):	the S&P 500® Index, the Russell 2000® Index and the State Street® Technology Select Sector SPDR® ETF
Fund underlying index:	with respect to the State Street® Technology Select Sector SPDR® ETF, the index tracked by such fund
Pricing date:	expected to be August 19, 2026
Issue date:	expected to be August 24, 2026
Final calculation day:	expected to be February 19, 2030
Stated maturity date:	expected to be February 22, 2030
Starting value:	with respect to an underlier, the closing value of such underlier on the pricing date
Ending value:	with respect to an underlier, the closing value of such underlier on the final calculation day
Performance factor:	with respect to an underlier on any calculation day, the quotient of (i) its closing value on such calculation day divided by its starting value (expressed as a percentage)
Lowest performing underlier:	for any calculation day, the underlier with the lowest performance factor on that calculation day
Automatic call:

If the closing value of the lowest performing underlier on any call date is greater than or equal to its starting value, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment. The securities will not be subject to automatic call until the February 2027 calculation day.

Downside threshold value:	with respect to an underlier, 60% of its starting value
Contingent coupon payment:

Subject to the automatic call, on each contingent coupon payment date, for each $1,000 of the outstanding face amount, you will receive a contingent coupon payment equal to at least $8.50 (equivalent to a contingent coupon rate of at least 10.20% per annum) (set on the pricing date) if, and only if, the closing value of the lowest performing underlier on the related calculation day is greater than or equal to its coupon threshold value.

Coupon threshold value:	with respect to an underlier, 65% of its starting value
Call Dates:	monthly, the calculation days commencing in February 2027 and ending in January 2030, inclusive
Call settlement date:	the contingent coupon payment date immediately following the applicable call date
Calculation days:	monthly, on the 19th day of each month, commencing September 2026 and ending January 2030, and the final calculation day
Contingent coupon payment dates:	monthly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date
Maturity payment amount (for each $1,000 face amount of your securities):
•
if the ending value of the lowest performing underlier on the final calculation day is greater than or equal to its downside threshold value: $1,000; or
•
if the ending value of the lowest performing underlier on the final calculation day is less than its downside threshold value:

$1,000 × performance factor of the lowest performing underlier on the final calculation day

Underwriting discount:

up to 2.325% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.325% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 1.75% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities

CUSIP:	40054XZE1
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 49, WFS product supplement no. 9 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 49, WFS product supplement no. 9 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 49, WFS product supplement no. 9 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 9, accompanying underlier supplement no. 49, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 9, accompanying underlier supplement no. 49, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 9, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 49, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Value of the Lowest Performing Underlier
▪
You May Not Receive a Contingent Coupon on Any Contingent Coupon Payment Date
▪
Because the Securities Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Receiving No Contingent Coupons and Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlier
▪
A Higher Contingent Coupon, a Lower Coupon Threshold Value and/or a Lower Downside Threshold Value May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Values of the Underliers and, Potentially, a Significant Loss at Maturity
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlier
▪
Your Securities Are Subject to Automatic Redemption
▪
The Contingent Coupon Does Not Reflect the Actual Performance of the Underliers from the Pricing Date to Any Calculation Day or from Calculation Day to Calculation Day

▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Fund or Any Underlier Stocks
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Fund or Any Underlier Stock

Additional Risks Related to the Russell 2000® Index

▪
There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

Additional Risks Related to the Fund

▪
The Policies of the Fund’s Investment Advisor and the Sponsor of Its Fund Underlying Index Could Affect the Amount Payable on Your Securities and Their Market Value
▪
There Is No Assurance That an Active Trading Market Will Continue for the Fund or That There Will Be Liquidity in Any Such Trading Market; Further, the Fund Is Subject to Management Risks, Securities Lending Risks and Custody Risks
▪
The Fund and Its Fund Underlying Index Are Different and the Performance of the Fund May Not Correlate With the Performance of Its Fund Underlying Index
▪
The Fund is Concentrated in the Information Technology Sector and Does Not Provide Diversified Exposure
▪
The Fund May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Your Securities May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

For details about the license agreement between the underlier sponsors for the S&P 500® Index and the Russell 2000® Index and the issuer, see “The Underliers — S&P 500® Index” and “The Underliers ─ Russell 2000® Index” on pages S-130 and S-92 of the accompanying underlier supplement no. 49, respectively.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.